UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 17, 2005

BLUE COAT SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28139	91-1715963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 Almanor Avenue

Sunnyvale, California 94085

(408) 220-2200

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

Approval of Bonus Plan.

On August 17, 2005, the Compensation Committee of the Board of Directors of Blue Coat Systems, Inc. (“Blue Coat”) adopted the Fiscal Year 2006 Profit Sharing Plan. The plan applies to the fiscal year ending April 30, 2006, and will remain in effect thereafter until it is modified or terminated by the Compensation Committee. Full-time, non-commission employees are eligible to earn quarterly cash bonuses under the plan.

A quarterly target bonus amount is assigned to each participant at the implementation of the plan and may not be modified thereafter. Plan bonuses will be based on Blue Coat’s quarterly net profit after tax. Profit sharing payments under the plan are determined on a quarterly basis with 40% paid quarterly and the remainder being paid in even quarterly installments over the following four quarters, provided the participant is employed on each deferred payment date.

The target bonuses for each of the named executive officers of the Company under the plan are as follows:

Executive Officer	Annual Target Bonus
Brian NeSmith, President, Chief Executive Officer, and Director	$50,000
Thomas B. Ayers, Senior Vice President, Worldwide Sales	$37,500
David A. de Simone, Senior Vice President, Engineering	$50,000
Stephen P. Mullaney, Vice President, Worldwide Marketing	$41,000

Stock Option Grant to Executive Officer.

On August 17, 2005, the Compensation Committee granted an option to purchase 10,000 shares of Blue Coat Common Stock to Thomas Ayers. This option was granted under the 1999 Stock Incentive Plan. The option becomes exercisable in twelve equal monthly installments provided Mr. Ayers remains employed; exercisability of the option will accelerate in certain circumstances in the event that Blue Coat is subject to a change in control pursuant to the existing terms of the 1999 Stock Incentive Plan. The option expires on the earlier of (a) August 16, 2015, or (b) the date 3 months after the termination of Mr. Ayer’s service.

From time to time, the Company may grant stock options to its officers, employees and members of the Board of Directors pursuant to the 1999 Stock Incentive Plan, which plan, and amendments thereto, were previously adopted by the Board of Directors and approved by the stockholders of Blue Coat. Blue Coat has previously filed the 1999 Stock Incentive Plan and form of option agreement under the plan with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE COAT SYSTEMS, INC.

DATE: August 23, 2005	By:	/s/ Brian NeSmith
Brian NeSmith
Chief Executive Officer (Principal Executive Officer)